($125)

FILED # C 11290-96

MAR 0 5 2003

IN THE OFFICE OF
Dean Heller
DEAN HELLER, SECRETARY OF STATE

**CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
OF TSET, INC., A NEVADA CORPORATION
(PURSUANT TO NRS 78.385 AND 78.390
AFTER ISSUANCE OF STOCK)**

1. The name of the Corporation is TSET, Inc. (the "Corporation").

2. The articles have been amended as follows:

ARTICLE I.
NAME.

The name of the Corporation shall be Kronos Advanced Technologies, Inc.

2. The vote by which the stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of Articles of Incorporation, have voted in favor of the amendment is 90.45%.

4. Officer signature: [signature]
Daniel R. Dwight, President

03/05/2003 03:12P MLR290 FY03-000-63533